


1.  Name and Address of Reporting Person        2.  Date of Event Requiring      4.  Issuer Name and Ticker or Trading Symbol
                                                          Statement
                                                       (Month/Day/Year)

                                                                                          THERMOGENESIS CORP.
 BROWNE,          SPENCER              I.                 12/15/00                              ("KOOL")
----------------------------------------------  ------------------------------   --------------------------------------------------
  (Last)           (First)         (Middle)      3.  IRS or Social Security      5. Relationship of Reporting   6. If Amendment,
                                                     Number of Reporting Person     Person to Issuer               Date of Original
                                                           (Voluntary)              (Check all applicable)         (Month/Day/Year)

                                                                                  X   Director        10% Owner
                                                                                      Officer (give   Other
                                                                                      title below     (specify
                                                                                                        below)
C/O THERMOGENESIS CORP.
3146 GOLD CAMP ROAD
----------------------------------------------   -----------------------------     ---------------------------  -------------------
         (Street)
                                                                                                             7.  Individual or
RANCHO CORDOVA         CALIFORNIA      95670                                                                   Joint/Group Filing
----------------------------------------------                                                                   (check applicable
(City)                   (State)       (Zip)                                                                     line)

                                                                                                              X  Form filed by One
                                                                                                                 Reporting Person

                                                                                                              __ Form filed by More
                                                                                                                 than One Reporting
                                                                                                                    Person(s)
  -------------------------------------------------------------------------------------------------------------------------------


             Table 1 - Non-Derivative Securities Beneficially Owned


                                                                                                              4. Nature of Indirect
                                                2.  Amount of Securities    3.  Ownership Form: Direct (D)           Beneficial
                                                    Beneficially Owned               or Indirect (I)                 Ownership
 1.  Title of Security (Instr. 4)                   (Instr. 4)                      (Instr. 5)                       (Instr. 5)
----------------------------------------      --------------------------    --------------------------------    -------------------

     Common Stock                                    33,900 (1)                                D
----------------------------------------      --------------------------    --------------------------------    -------------------
     Common Stock                                   300,000                                    D
----------------------------------------      --------------------------    --------------------------------    -------------------
     Common Stock                                    10,200 (2)                                I                   BY SPOUSE
----------------------------------------      --------------------------    --------------------------------    -------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over) (Print or Type Responses)

FORM 3 (continued)Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)







                                                            3.     Title and                          5. Ownership
                                  2.  Date Exercisable         Amount of Securies                        Form of
                                    and Expiration Date       Underlying Derivative    4. Conversion    Derivative    6. Nature
                                      (Month/Day/Year)              Security              Exercise      Security:     of Indirect
                                  -----------  ------------ -------------------------     Price of      Direct (D)     Beneficial
1.  Title of Derivative Security   Date Exer-   Expiration           Amount or Number     Derivative   or Indirect     Owernship
    (Instr. 4)                     cisable       Date         Title     of Shares         Security     (I)(Instr. 5)   (Instr. 5)
--------------------------------  ------------- ----------- -------  ----------------  --------------  ------------- -------------
Options to Purchase Common Stock   IMMED.       12/15/03     Common       40,000           $1.875          D
----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1) Shares held by Spencer Browne's IRA

(2) Shares held in wife's IRA.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



     *Signature of Reporting Person


     /s/ SPENCER I. BROWNE                              Date:  December 20,2000
     ---------------------------
         Spencer I. Browne

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.